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                                                                    Exhibit 11.1


                           RENTAL SERVICE CORPORATION
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                      Three Months Ended               Six Months Ended
                                           June 30,                        June 30,
                                     1997            1996            1997            1996
                                 ------------    ------------    ------------    ------------
Weighted average common
   shares outstanding              12,455,219       5,314,275      11,918,778       5,296,669
Net effect of dilutive
   common stock options -
   based on the treasury
   stock method using the
   average market price               114,026              --         115,382              --
Net effect of contingent
   shares issuable in
   conjunction with
   acquisitions                        28,704              --          14,431              --
Net effect of common stock,
   common stock options and
   warrants issued at less
   than IPO price within
   twelve months, based on
   the treasury stock method:
     Common stock                          --              --              --           9,855
     Options                               --         135,863              --         141,436
     Warrants                              --          60,821              --          60,821
                                 ------------    ------------    ------------    ------------
                                   12,597,949       5,510,959      12,048,591       5,508,781
                                 ============    ============    ============    ============

Income before extraordinary
   item                          $  2,855,000    $    897,000    $  5,038,000    $  1,227,000
Redeemable preferred stock
   accretion                               --         565,000              --       1,119,000
                                 ------------    ------------    ------------    ------------
                                 $  2,855,000    $    332,000    $  5,038,000    $    108,000
                                 ============    ============    ============    ============

Net income                       $  2,855,000    $    897,000    $  4,504,000    $  1,227,000
Redeemable preferred stock
   accretion                               --         565,000              --       1,119,000
                                 ------------    ------------    ------------    ------------
                                 $  2,855,000    $    332,000    $  4,504,000    $    108,000
                                 ============    ============    ============    ============

Per share amount:
Income (loss) before
   extraordinary item            $        .23    $        .06    $        .42    $        .02
Extraordinary item                         --              --            (.05)             --
                                 ------------    ------------    ------------    ------------
Net income (loss)                $        .23    $        .06    $        .37    $        .02
                                 ============    ============    ============    ============